BUFFALO GOLD LTD.
Suite 880, 609 Granville Street, Vancouver, B.C., Canada V7Y 1G5
Phone: 604-685-5492 Fax: 604-685-6940

November 4, 2003	Trading Symbol: TSX Venture : YB.U

NEWS RELEASE

Further to its news release of October 10, 2003, Buffalo Gold Ltd. ("Buffalo") reports that Octagon Capital Corporation ("Octagon") has informed Buffalo that Octagon it will not be able to proceed with the brokered private placement of units due to the halt in trading of Buffalo's shares on the TSX Venture Exchange (the "Exchange"). The Exchange is presently reviewing the documentation submitted by Buffalo in connection with its acquisition of Terrawest Gold Corp. and Buffalo expects that its shares will resume trading on the Exchange on approval of the Terrawest acquisition. Buffalo is presently arranging alternate financing for the Terrawest acquisition.

On behalf of the Board of Directors of

BUFFALO GOLD LTD.

/s/ J.G. Stewart
______________________

J.G. Stewart, Director

NO STOCK EXCHANGE HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN